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                                                                    Exhibit 14.1

                      CODE OF ETHICS FOR FINANCIAL OFFICERS

                         EVERFLOW MANAGEMENT CORPORATION

This Code of Ethics applies to the Chief Executive Officer and Chief Financial Officer ("Financial Officers") of Everflow Management Corporation in connection with its role as managing general partner of Everflow Eastern Partners, L.P. (the "Company"). Its purpose is to promote honest and ethical conduct and compliance with the law, particularly as related to the maintenance of the Company's financial records and the preparation of financial statements filed with the Securities and Exchange Commission ("SEC"). To the best of their knowledge and ability, Financial Officers are expected to:

         1. Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal or professional relationships.

         2. Work to ensure full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, governmental agencies, including the SEC, and in other public communications.

         3. Comply with rules and regulations of federal, state and local governments, and other appropriate private and public regulatory agencies.

         4. Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing their independent judgment to be subordinated.

         5. Respect the confidentiality of information acquired in the course of their work except when authorized or otherwise legally obligated to disclose, and ensure that confidential information acquired in the course of their work is not used by them for personal advantage.

         6. Share knowledge and maintain skills important and relevant to their constituents' needs.

         7. Proactively promote ethical behavior as a responsible partner among peers in their work environment.

Financial Officers who violate or attempt to violate this Code of Ethics may be subject to disciplinary action up to and including termination, and depending on the nature of the

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violation, may expose the Company and/or themselves to both civil and/or criminal liabilities and penalties.

This Code of Ethics is a statement of certain fundamental principles, policies and procedures that govern Financial Officers in the conduct of the Company's business. It is not intended to and does not create any rights in any employee, customer, client, supplier, competitor, shareholder or any other person or entity.